SYNERGISTICS, INC.
              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       August ___, 2002


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Synergistics, Inc. (the "Company") will be held at the offices of the Company at 9 Tech Circle, Natick, Massachusetts 01760, on September __, 2002, at 10:00 A.M., local time, for the purpose of considering and voting upon the following matters:

    (1) To adopt the Agreement and Plan of Merger ("Merger Agreement") dated as of July 25, 2002, a copy of which is annexed as Exhibit 1 to the accompanying Proxy Statement, providing for the merger of the Company into Synergistics Acquisition Corp., a Massachusetts corporation, pursuant to which Merger Agreement the surviving company shall be Synergistics Acquisition Corp.

    (2) Such other matters as may properly be brought before the meeting or any adjournment thereof.

    The record date and hour for determining shareholders entitled to notice of and to vote at the meeting has been fixed at 5:00 P.M., local time, August __, 2002.

                          By Order of the Board of Directors



                          David S. Longworth
                          President

August ___, 2002

     THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK, $.01 PAR VALUE,
IS REQUIRED FOR THE APPROVAL OF THE MERGER AGREEMENT.

     PLEASE SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY NEVERTHELESS
VOTE IN PERSON IF YOU DO ATTEND THE MEETING.